UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): December 22, 2005 (December 16, 2005)

SigmaTel, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50391	74-2691412
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1601 S. MoPac Expressway

Suite 100

Austin, Texas 78746

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(512) 381-3700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 16, 2005, the Board of Directors of SigmaTel, Inc. (“SigmaTel”) approved the acceleration (the “Acceleration”) of vesting of all unvested and “out-of-the-money” stock options with exercise prices equal to or greater than $20.00 per share previously awarded to its employees, but excluding its current executive officers and directors, under SigmaTel’s 2003 Equity Incentive Plan, as amended. The Acceleration is to be effected on December 31, 2005.

Options granted with respect to approximately 1.8 million shares of SigmaTel’s common stock are subject to this Acceleration. These options represent approximately 33 percent of the total shares of SigmaTel common stock subject to outstanding options and, prior to the Acceleration, approximately 44 percent of the total shares of SigmaTel common stock subject to outstanding unvested options. The exercise prices of the options subject to the Acceleration range from $20.03 to $55.86, with a weighted average exercise price of $31.10. The options subject to the Acceleration were granted between February 11, 1999 and October 3, 2005. Holders of incentive stock options, or ISOs, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, may elect to decline the acceleration of their ISOs if it would have the effect of changing the status of such options for federal income tax purposes from ISOs to non-qualified stock options.

The Acceleration eliminates certain future compensation expense that SigmaTel would otherwise recognize in its consolidated statement of operations with respect to these options upon the adoption of Statement of Financial Accounting Standards No. 123(R) “Share-Based Payment” on January 1, 2006. The future expense eliminated by the Acceleration, based on a Black-Scholes calculation and assuming no holders of ISOs elect to decline such acceleration, is estimated to be approximately $8.9 million in 2006, $8.9 million in 2007, $6.8 million in 2008 and $1.3 million in 2009 on a pre-tax basis. The Acceleration will not result in any compensation expense recognition in the consolidated statement of operations for the year ended December 31, 2005 with respect to these options. However, the cumulative compensation expense eliminated in future years by the Acceleration will be included in the pro forma footnote disclosure in the December 31, 2005 financial statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 22, 2005

SIGMATEL, INC.

By:	/S/ Ross A. Goolsby
Ross A. Goolsby
Vice President of Finance,
Chief Financial Officer and
Secretary

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